EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-189095) and in the Registration Statements on Form S-3 (Nos. 333-210920 and 333-210918) of T-Mobile US, Inc. of our report dated February 14, 2017, except for the effects of the change in presentation of the imputed discount on Equipment Installment Plan receivables as described in Note 1, as to which the date is January 22, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in T-Mobile US, Inc.’s Current Report on Form 8-K dated January 22, 2018.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

January 22, 2018